Consent of Independent Auditors

We consent to the use of our report dated March 1, 2003, with respect to the financial statements of Keurig, Inc. for the year ended December 31, 2002 included in Green Mountain Coffee Roasters, Inc.'s Form 10K/A filed with the Securities and Exchange Commission.

Boston, Massachusetts
March 31, 2003